Exhibit 99.5

The following excerpted talking points related to the transaction were made available by VMware:

Carbon Black Messaging

•	As enterprises increasingly become digital and deliver their apps from any cloud to any device, protection of enterprise apps, data and endpoints is a top priority for every company.

•	Cybersecurity and protection of enterprise workloads and clients is a primary concern of CIOs and Board of Directors.

•	Security solutions have proven to be architecturally unfit for today’s multi-cloud, multi-device world.

•	With distributed organizations and workloads, traditional security perimeter has grown, leading to a broader surface area for attackers.

•	We believe the category is ripe for disruption given the evolving needs of customers demanding modern solutions that are cloud-agnostic and address security at an intrinsic platform level

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The acquisition of Carbon Black represents the evolution of VMware’s intrinsic security strategy, where security features are built into the infrastructure and across workloads, clients and applications

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Carbon Black has created an innovative cloud-native security platform, with a smart, lightweight agent, and an AI/ML-based Data Lake in the Cloud that provides comprehensive protection of endpoints and defense against a variety of threats.

•	Carbon Black pioneered the endpoint detection and response field and is world renowned for their Big Data and AI / ML approach to endpoint and workload security.

•	Carbon Black’s assets are complementary and synergistic to existing VMware security products – AppDefense, WorkspaceOne and NSX.

•	Combining Carbon Black and VMware security assets will result in a security cloud platform that can protect workloads, clients and applications from device to cloud.

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Together, built on its existing partnership, VMware and Carbon Black will be able to provide customers advanced threat detection and in-depth application behavior insight to stop sophisticated attacks and accelerate responses.

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For the first time in the industry, compute workload security will be agentless, with the integration of Carbon Black with AppDefense, and its deep integration to the industry leading server virtualization platform, vSphere.

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For the first time in the industry, endpoint management with WorkspaceONE and endpoint security with Carbon Black will be collapsed into a more unified Workspace Security solution, thus providing additional value to customers.

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VMware will be able to extend Carbon Black’s Security Cloud, with areas of telemetry that VMware and partner solutions collect, across both companies’ products, enriching its data lake, security graph and ML algorithms, to best protect customers.

•	The channel distribution and direct enterprise reach of VMware and Dell, across both client and server endpoints, can greatly accelerate the adoption of Carbon Black in the enterprise.

•	With this acquisition, VMware will take a significant leadership position in security for the new age of multi-cloud, modern apps and modern devices

•	Together VMware and Carbon Black will be able to deliver a modern Security Cloud Platform for Any App running on Any Cloud delivered to Any Device.

•	This acquisition accelerates VMware’s vision for intrinsic security across the most important Security control points – Network, Endpoint, Identity and Analytics

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Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware, such as: the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) the risk of litigation and regulatory actions related to the proposed acquisitions; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (10) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.